This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-161492

SUBJECT TO COMPLETION, DATED NOVEMBER 22, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 10, 2009

4,500,000 Shares

Common Stock

All of the shares of common stock in this offering are being sold by Ronald N. Tutor, our chief executive officer and chairman of our board of directors. We will not receive any proceeds from the sale of shares by the selling shareholder.

Our common stock is listed on the New York Stock Exchange under the symbol “TPC.” The last reported sale price of our common stock on November 19, 2010 was $22.18 per share.

Investing in our common stock involves risks. See “Risk Factors” on page S-5.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Shareholder
Per Share	$	$	$
Total	$	$	$

Delivery of the shares will be made on or about November     , 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Credit Suisse

The date of this prospectus supplement is                     , 2010

Prospectus Supplement

Prospectus

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the headings “Incorporation of Certain Documents by Reference.”

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of Certain Documents By Reference.”

Neither the delivery of this prospectus supplement nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus supplement is correct as of any date after the date of this prospectus supplement. You should not assume that the information in this prospectus supplement, including any information incorporated in this prospectus supplement by reference, or the accompanying prospectus, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, including the “Risk Factors” section beginning on page S–5.

In this prospectus supplement, unless the context indicates otherwise: “we,” “us,” “our,” and “the Company” refer to Tutor Perini Corporation and its subsidiaries and “selling shareholder” refers to Ronald N. Tutor, our chief executive office and chairman of our board of directors.

Our Company

We are a leading construction services company offering diversified general contracting, construction management and design-build services to private clients and public agencies throughout the world. Based on revenues, the Company was recently ranked by Engineering News Record (“ENR”) as the 9th largest contractor in the U.S. market. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large, complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including site work, concrete forming and placement, steel erection, electrical and mechanical, plumbing and HVAC. During 2009, we performed work on approximately 280 construction projects for over 140 federal, state and local government agencies or authorities and private customers.

We have executed a number of transactions in the past to diversify our business and geographic profile. In January 2003, the acquisition of James A. Cummings, Inc. (“Cummings”) expanded our presence in the southeastern region of the United States. Cummings specializes in the construction of schools, municipal buildings and commercial developments. In January 2005, we acquired Cherry Hill Construction (“Cherry Hill”), a regional civil construction company who operates in the mid-Atlantic region and in Florida. Cherry Hill provided the Company with more geographic coverage and expanded the equipment fleet. Rudolph and Sletten, Inc. (“Rudolph and Sletten”), an established building contractor and construction management company based in Redwood City, California, was acquired in October 2005 to expand our presence on the west coast of the United States. Rudolph and Sletten specializes in the construction of corporate campuses and healthcare, gaming, biotech, pharmaceutical, industrial, and high-tech projects. In September 2008, we merged with Tutor-Saliba Corporation (“Tutor Saliba”) to further expand our presence in the western United States. Tutor-Saliba is an established general contractor with expertise in both civil and building projects, including highways, bridges, mass transit systems, hospitality and gaming, transportation, healthcare, education and office building projects, primarily in Nevada and California for both public and private customers. In January 2009, we acquired Keating Building Company (“Keating”), a Philadelphia-based construction, construction management and design-build company with expertise in both private and public works building projects. The acquisition of Keating enabled us to expand our building construction market presence in the eastern half of the United States, including the northeast and mid-Atlantic regions.

Our business is currently organized into three segments: Building, Civil and Management Services:

Building Group: Our Building segment has significant experience providing services to a number of specialized building markets, including the hospitality and gaming, transportation, healthcare, municipal offices, sports and entertainment, education, correctional facilities, and other industrial markets. We have a leading reputation for executing the largest and most complex non-residential building projects, with strict adherence to superior quality control and timely execution. In 2010, we earned the following rankings from Engineering-News Record, based on revenue:

•	2nd largest contractor in the United States general building market

•	Largest builder in the hotel, motel and convention market

•	Largest contractor in the United States entertainment market

•	12th largest builder in the healthcare market

•	2nd largest green building contractor in the United States

Additionally, we are currently working on or recently completed a number of marquee projects, including, but not limited to:

•	McCarran Airport Terminal 3 in Las Vegas, NV

•	Philadelphia Convention Center in Pennsylvania

•	Children’s Hospital in Los Angeles, CA

•	CityCenter for MGM Mirage in Las Vegas, NV

•	Wynn Encore Hotel in Las Vegas, NV

Civil Group: Our Civil segment specializes in public works construction and the repair, replacement and reconstruction of infrastructure, primarily in the western, northeastern and mid-Atlantic United States. Services include the construction and rehabilitation of highways, bridges, mass transit systems, and wastewater treatment facilities. Due to the recent multi-billion dollar economic stimulus package and historically large government funding sources aimed at the replacement and repair of an aging U.S. infrastructure, we believe this segment provides substantial growth opportunities for us in the future. In 2010, we earned the following rankings from Engineering-News Record, based on revenue:

•	9th largest domestic heavy contractor

•	9th largest transportation contractor

•	20th largest builder of bridges

Additionally, we have completed or are currently working on some of the most significant civil projects in the United States, including, but not limited to:

•	Rehabilitation of the Tappan Zee bridge in Westchester County, NY

•	John F. Kennedy International Airport runway widening in Queens, NY

•	Various segments of the Greenwich Street corridor project in New York, NY

•	I-5 bridge replacement in Shasta County, CA

•	Caldecott Tunnel Project near Oakland, CA

•	Construction of express toll lanes along I-95 in Maryland

Management Services: Our Management Services segment provides diversified construction and design-build services to the U.S. military and government agencies as well as surety companies and multi-national corporations in the United States and overseas. This segment is primarily focused in regions such as Iraq and Afghanistan, with additional growth opportunities in Guam, as the U.S. military expands its presence in that region.

Corporate Information

Our principal executive offices are located at 15901 Olden Street, Sylmar, California 91342 and our telephone number at that address is (818) 362-8391. Our principal website is located at http://www.tutorperini.com. The information on our website is not part of this prospectus supplement.

THE OFFERING

Common stock offered by the selling shareholder	4,500,000 shares.

Common stock outstanding	47,089,593 shares.

Selling shareholder	Ronald N. Tutor, our chief executive officer and chairman of our board of directors.

Use of Proceeds	We will not receive any proceeds from the sale of shares by the selling shareholder in this offering, but we will incur expenses, including legal and accounting fees.

New York Stock Exchange Symbol	TPC

Risk Factors	See “Risk Factors” beginning on page S–5 of this prospectus supplement and other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

RISK FACTORS

An investment in our common stock is subject to significant risks. Before you decide to invest in our common stock, you should carefully consider the risk factors below as well as the risks and uncertainties discussed under the heading “Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2009, which is incorporated by reference herein and which may be amended, supplemented or superseded from time to time by other documents we file with the Securities and Exchange Commission (the “SEC”) in the future (see “Incorporation of Certain Documents by Reference”). The risks and uncertainties described in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein are not the only ones we face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus supplement or the accompanying prospectus or the documents incorporated by reference herein actually occur, our business, cash flow, financial condition and results of operations could be adversely affected in a material way. This could cause the market price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

The market price of our common stock may fluctuate substantially, which will affect the prices at which shares of our common stock may be sold in the future.

The market price of our common stock has fluctuated in the past and is likely fluctuate in the future. The market price of our common stock following this offering may be higher or lower than the price you pay, depending on many factors, some of which are beyond our control. Factors that could cause fluctuations in the market price of our common stock include the following:

•	actual or anticipated fluctuations in our quarterly financial and operating performance;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	speculation in the press or investment community;

•	legislative, regulatory or political developments;

•	additions or departures of key personnel;

•	availability of capital;

•	litigation and government investigations;

•	future sales of our common stock;

•	strategic actions by us or our competitors, such as acquisitions or restructurings; and

•	domestic and international economic factors unrelated to our financial and operating performance.

In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price and liquidity of our common stock. In particular, we cannot assure you that you will be able to resell your shares at or above the price per share in this offering or at all.

The public resale by former Tutor-Saliba shareholders of our common stock received in the Tutor-Saliba merger could have a negative effect on the market price of our common stock.

In connection with our merger with the Tutor-Saliba Corporation, we issued a total of approximately 22.1 million shares of our common stock to two trusts controlled by Mr. Tutor and approximately 900,000 shares to the other shareholders of Tutor-Saliba. On September 10, 2009, the Company registered 8.6 million shares pursuant to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. Included in the registration statement were 7.7 million shares held by Mr. Tutor, Ronald N. Tutor 2006 QuickGRAT (shares held by Ronald N. Tutor 2006 QuickGRAT were transferred to Ronald N. Tutor 2009 Dynasty Trust in March 2010), Ronald N. Tutor Separate Property Trust and any affiliate of the foregoing, sometimes collectively referred to in this prospectus supplement as the “Tutor Group.” The registered shares remain subject to certain contractual restrictions under the terms of the shareholders agreement we entered into at the time of the merger with all of the former shareholders of Tutor-Saliba Corporation, including the Tutor Group (the “Shareholders Agreement”). The Shareholders Agreement was amended on September 17, 2010. Pursuant to the amended Shareholders Agreement, the Tutor Group is permitted to sell, in the aggregate, a maximum of approximately 8.8 million shares of our common stock, acquired pursuant to the merger, through September 8, 2013 (unless the Company’s board of directors allows otherwise), so long as such sale does not result in the transfer of shares of Company common stock equal to or greater than 15% of the total voting power of the Company’s common stock to any third party or group of affiliate third parties. Since September 10, 2009, the Tutor Group has not sold any registered shares but has sold 3,190,000 shares of our common stock pursuant to an exemption from registration under Rule 144 of the Securities Act of 1933, as amended.

The sale of a substantial number of our shares of common stock in the public market could reduce the market price of our common stock.

Future sales of a substantial number of shares of our common stock in the public market (or the perception that such sales may occur) could reduce the market price of our common stock and could impair our ability to raise capital through future sales of our equity securities. Upon completion of this offering, we will have 47,089,593 shares of our common stock issued and outstanding. All of the shares that are being sold in this offering will be freely tradable without restriction under the Securities Act of 1933, as amended, unless purchased by our affiliates.

In addition, subject to certain exceptions and extensions described under the heading “Underwriting” in this prospectus supplement, we have agreed that we will not and the selling shareholder, Ronald N. Tutor, has agreed that he will not (and will not cause or allow, directly or indirectly, one or more of his affiliates to) offer, sell or agree to sell, directly or indirectly, any shares of common stock for a period of 60 days and 90 days, respectively, from the date of this prospectus supplement, subject to certain exceptions. Certain of our officers and one director have agreed to the foregoing restrictions for a period of 30 days from the date of this prospectus supplement. When these periods expire, we, the restricted officers and director and the selling shareholder (and his affiliates) will be able to sell our shares in the public market, subject to certain restrictions. Sales of a substantial number of such shares upon expiration, or early release, of the lock-up (or the perception that such sales may occur) could cause our share price to fall.

We may also issue shares of our common stock from time to time to raise capital or as consideration for future acquisitions and investments. We cannot predict the size of such future issuances or the effect, if any, that they may have on the market price of our common stock. The issuance and sales of substantial amounts of our common stock, or the perception that such issuances and sales may occur, could adversely affect the market price of our common stock.

Provisions of Massachusetts law and of our charter and bylaws may make a takeover of us more difficult, which could impede the ability of our shareholders to benefit from a change in control or to change our management and board of directors.

Provisions in our restated articles of organization and bylaws and in the Massachusetts corporate law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt which is opposed by our management and board of directors. Public shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Our bylaws provide for a staggered board of directors which makes it difficult for shareholders to change the composition of the board of directors in any one year. Our board of directors has the authority to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control or takeover. These anti-takeover provisions could substantially impede the ability of our shareholders to benefit from a change in control or to change our management and board of directors.

We have no current plan to pay quarterly or annual cash dividends to our shareholders.

We have no current plan to pay quarterly or annual cash dividends to our shareholders. The terms of our revolving credit facility and the indentures for our senior notes also restrict our ability to pay dividends to the holders of our common stock. Accordingly, you may have to sell some or all of your common stock in order to generate cash flow from your investment. You may not receive a gain on your investment when you sell our common stock and may lose some or all of the amount of your investment. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation, statements regarding our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to:

•	our ability to convert backlog into revenue;

•	our ability to successfully and timely complete construction projects;

•	the potential delay, suspension, termination or reduction in scope of a construction project;

•	the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules;

•	the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings;

•	the availability of borrowed funds on terms acceptable to us;

•	the ability to retain certain members of management;

•	the ability to obtain surety bonds to secure our performance under certain construction contracts;

•	possible labor disputes or work stoppages within the construction industry;

•	changes in federal and state appropriations for infrastructure projects;

•	possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances;

•

actions taken or not taken by third parties including our customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials; and

•

other risks and uncertainties discussed under the heading “Risk Factors” and elsewhere in this prospectus supplement as well as the risks and uncertainties discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our Annual Report on Form 10-K/A for the year ended December 31, 2009 and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, each of which is incorporated by reference herein.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling shareholder in this offering, but we will incur expenses, including legal and accounting fees.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2010:

•	on an actual basis; and

•

on an as adjusted basis to reflect (i) the issuance and sale on October 20, 2010 of $300.0 million in aggregate principal amount of our 7.625% senior unsecured notes due 2018 and (ii) the payment of a special cash dividend of $1.00 per share common stock payable on November 12, 2010 to shareholders of record on November 4, 2010 (approximately $ 47.1 million in the aggregate).

The information in this table is unaudited and should be read in conjunction with our consolidated financial statements and notes thereto, Part II, Item 7. “Management’s Discussion and Analysis of Results of Operations and Financial Condition” of our Annual Report on Form 10-K/A for the year ended December 31, 2009 and Part I, Item 2. “Management’s Discussion and Analysis of Results of Operations and Financial Condition” of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, each of which is incorporated by reference in this prospectus supplement.

	As of September 30, 2010
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$213.1	$458.5

Debt:
Senior notes	—	300.0
Senior secured revolving credit facility(1)	—	—
Other corporate debt(2)	101.3	101.3

Total debt	101.3	401.3
Total shareholders’ equity	1,341.7	1,341.7

Total capitalization	$1,443.0	$1,743.0

(1)	Consists of a $205 million senior secured revolving credit facility and an additional $107 million under a supplementary facility to the extent the $205 million base facility has been fully drawn. As of September 30, 2010, we had $304.6 million available to borrow under these credit facilities. There were no borrowings outstanding as of September 30, 2010 or as of the date of this prospectus supplement. In connection with the issuance of our senior notes, we amended our supplementary facility to reduce the commitments under the facility to $99.8 million, to correspond to the reduction in auction rate securities held by us at that date.
(2)	For information regarding our other corporate debt, please see Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2009 and Note 9 to our consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, which is incorporated by reference in this prospectus supplement.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed on the New York Stock Exchange under the symbol “TPC.” The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported on the New York Stock Exchange.

	High	Low
Year Ended December 31, 2008
First Quarter	$42.24	$25.08
Second Quarter	$44.80	$32.08
Third Quarter	$32.85	$21.42
Fourth Quarter	$26.20	$11.50
Year Ended December 31, 2009
First Quarter	$26.60	$10.21
Second Quarter	$23.77	$11.73
Third Quarter	$21.98	$13.83
Fourth Quarter	$22.35	$16.26
Year Ended December 31, 2010
First Quarter	$23.75	$18.15
Second Quarter	$25.48	$16.37
Third Quarter	$21.25	$15.56
Fourth Quarter (through November 19, 2010)	$23.85	$18.96

The last reported sale price of our common stock on the New York Stock Exchange on November 19, 2010 was $22.18 per share. As of November 19, 2010, there were 47,089,593 shares of our common stock outstanding held by approximately 740 shareholders of record.

DIVIDEND POLICY

On October 25, 2010, our board of declared a special cash dividend of $1.00 per share of common stock (approximately $47.1 million in the aggregate). The dividend was paid on November 12, 2010 to shareholders of record on November 4, 2010. We have no current plan to pay quarterly or annual cash dividends to our shareholders. The terms of our revolving credit facility and the indentures for our senior notes also restrict our ability to pay dividends to the holders of our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

SELLING SHAREHOLDER

The following table sets forth information with respect to the beneficial ownership of our common stock held, as of November 22, 2010, by the selling shareholder, the number of shares being offered hereby and information with respect to shares to be beneficially owned by the selling shareholder after completion of this offering. The percentages in the following table reflect the shares beneficially owned by the selling shareholder as a percentage of the total number of shares of our common stock outstanding as of November 22, 2010.

Information with respect to beneficial ownership has been provided by the selling shareholder.

	Shares Beneficially Owned Prior to this Offering(1)		Shares in this Offering	Shares Beneficially Owned After this Offering(1)
Name	Number	Percentage		Number	Percentage
Ronald N. Tutor	19,216,155	40.8%	4,500,000	14,716,155	31.3%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days (of November 22, 2010) are deemed outstanding. The number of shares beneficially owned by the selling shareholder includes 150,000 shares held by Mr. Tutor, our chief executive officer and chairman of our board of directors, as well as 17,032,900 shares held by Ronald N. Tutor Separate Property Trust and 2,033,255 shares held by Ronald N. Tutor 2009 Dynasty Trust (shares held by Ronald N. Tutor 2006 QuickGRAT were transferred to Ronald N. Tutor 2009 Dynasty Trust in March 2010), both of which are trusts controlled by Mr. Tutor.

The shares in this offering were acquired by the selling shareholder in connection with the Company’s merger with Tutor-Saliba Corporation. At the time of the merger, we entered into the Shareholders Agreement with all of the former shareholders of Tutor-Saliba Corporation, including the Tudor Group, pursuant to which we agreed to register shares of our common stock held by or issuable to such shareholders. The Shareholders Agreement was amended in September 2010. The shareholders who received their shares in the merger agreed to certain resale restrictions under the Shareholders Agreement, which as amended, provides:

•

The Tutor Group is to be subject to a limitation on the number of shares it can sell. Specifically, the Tutor Group is not permitted to transfer shares of common stock unless after doing so the Tutor Group continues to collectively own at least 60% of the shares of Company common stock acquired by it pursuant to the merger, so long as such transfer does not result in the transfer of shares of Company common stock equal to or greater than 15% of the total voting power of the Company’s common stock to any third party or group of affiliate third parties, subject to certain other exceptions we describe below. The Tutor Group acquired 22,106,155 shares pursuant to the merger, 4,500,000 of which are being offered by this prospectus supplement. In order to continue to hold at least 60% of the shares acquired pursuant to the merger, the Tutor Group is not permitted to sell more than 8,842,462 of the shares acquired in the merger prior to September 8, 2013.

•

The limitation on the sale of shares by the Tutor Group lapses if Ronald N. Tutor’s employment with the Company is terminated without cause under the terms of Mr. Tutor’s employment agreement with the Company, provided that transfers of Company common stock by the Tutor Group do not include a transfer of shares directly or indirectly equal to 15% of the total voting power of the Company to any person or group.

In addition, the limitation on the sale of shares by the Tutor Group lapses at such time that the Tutor Group collectively ceases to own 20% of the aggregate issued and outstanding shares of Company common stock or upon approval by a majority of the Company’s board of directors, excluding Mr. Tutor and the directors designated by him.

A tabular summary of the foregoing is included below:

Name	Shares in this Offering	Shares Eligible for Resale Immediately Following the Expiration or Waiver of the Lock-up(1)	Shares Subject to Restrictions that Lapse as of September 8, 2013
Ronald N. Tutor	4,500,000	1,452,642	1,152,642

(1)	Includes 1,152,642 shares received by the Tutor Group in connection with the merger and 300,000 shares held by the Tutor Group that were not received in connection with the merger and are not subject to the restrictions under the Shareholders Agreement.

MATERIAL UNITED STATES TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income and estate tax considerations applicable to non-U.S. holders with respect to their ownership and disposition of shares of our common stock. This discussion is for general information only and is not tax advice. Moreover, this discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Accordingly, all prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the acquisition, ownership and disposition of our common stock. A “non-U.S. holder” means a beneficial owner of our common stock who is not for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•

a corporation, partnership, or any other organization taxable for U.S. federal income tax purposes as a corporation or partnership created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia,

•	an estate the income of which is included in gross income for U.S. federal income tax purposes regardless of its source, or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) a valid election is in place to treat the trust as a U.S. person.

A “non-U.S. holder” does not include a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of disposition. Such an individual is urged to consult his or her own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of our common stock.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that are prospective investors in our common stock, and partners in such partnerships, should consult their tax advisors.

This discussion is based on current provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed United States Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all of which are in effect as of the date of this prospectus supplement and all of which are subject to change, potentially with retroactive effect, or to differing interpretation. Any change, which may or may not be retroactive, could alter the tax consequences to non-U.S. holders described in this prospectus supplement. We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset (generally property held for investment).

There can be no assurance that the Internal Revenue Service, or the IRS, will not challenge one of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, an opinion of counsel with respect to the U.S. federal income or estate tax consequences to a non-U.S. holder of the purchase, ownership, or disposition of our common stock. We urge prospective investors to consult with their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

Dividends

As discussed under “Dividend Policy” above, we do not currently expect to pay quarterly or annual cash dividends. In the event that we do pay dividends, dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S.

holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, are attributable to a permanent establishment in the United States), the non-U.S. holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed in the same manner as a U.S. person. In this case, we will not have to withhold U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In general, the non-U.S. holder will be required to provide a properly executed Internal Revenue Service Form W-8ECI in order to claim an exemption from withholding. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate). Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our common stock unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

•

the company is or has been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and either our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or the non-U.S. holder has held, during a prescribed period, more than five percent of our common stock.

The company believes that it is not, and does not anticipate becoming, a U.S. real property holding corporation.

If a non-U.S. holder is engaged in a trade or business in the United States and gain recognized by the non-U.S. holder on a sale or other disposition of our common stock is effectively connected with a conduct of such trade or business, the non-U.S. holder will generally be taxed on a net income basis in the same manner as a U.S. person, subject to an applicable income tax treaty providing otherwise. Non-U.S. holders whose gain from dispositions of our common stock may be effectively connected with a conduct of a trade or business in the United States are urged to consult their own tax advisers with respect to the U.S. tax consequences of the ownership and disposition of our common stock, including the possible imposition of a branch profits tax.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the Internal Revenue Service in connection with payments of dividends, if any, on our common stock. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the holder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the Internal Revenue Service in connection with the proceeds from a sale or other disposition of our common stock and the non-U.S. holder may be subject to U.S. backup withholding on dividend payments on our common stock or on the proceeds from a sale or other disposition of our common stock. The certification procedures required to claim a reduced rate of withholding under a treaty described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Federal Estate Tax

Individual non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, our common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

New Legislation Relating to Foreign Accounts

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” (as specially defined under these rules) and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain non-U.S. holders. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation would apply to payments made after December 31, 2012. Prospective investors should consult their tax advisors regarding this legislation.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated November    , Credit Suisse Securities (USA) LLC has agreed to purchase from the selling shareholder 4,500,000 shares of our common stock. Credit Suisse Securities (USA) LLC is the sole book-running manager for the offering.

The underwriting agreement provides that the underwriter’s obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the obligation to purchase all of the shares of common stock offered hereby, if any of the shares are purchased;

•	the representations and warranties made by us and the selling shareholder to the underwriter are true;

•	there is no material adverse change in our business or in the financial markets; and

•	we and the selling shareholder deliver customary closing documents to the underwriter.

The underwriter proposes to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $            per share. The underwriter and selling group members may allow a discount of $            per share on sales to other broker/dealers. After the public offering, the underwriter may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the underwriting discounts and commissions the selling shareholder will pay:

	Per Share	Total
Underwriting discounts and commissions paid by selling shareholder	$	$

We estimate that our total expenses from this offering will be approximately $200,000.

We have agreed that we will not, directly or indirectly, offer, sell, issue, contract to sell, pledge or otherwise dispose of shares of our common stock; offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase shares of our common stock; enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of shares of our common stock; establish or increase a put equivalent position or liquidate or decrease a call equivalent position in shares of our common stock within the meaning of Section 16 of the Exchange Act; or file with the SEC a registration statement under the Securities Act relating to shares of our common stock, or publicly disclose the intention to take any such action, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 60 days after the date of this prospectus supplement, subject to certain exceptions for grants of employee stock options, restricted stock units or other equity based awards pursuant to the terms of a plan in effect on the date of this prospectus supplement or issuances of shares of our common stock pursuant to the exercise of such options, restricted stock units or equity awards.

The selling shareholder, Ronald N. Tutor, has agreed that he will not, and will not cause or allow, directly or indirectly, one or more of his affiliates to, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus supplement. Certain of our officers and one of our directors have also agreed to the foregoing restrictions for a period of 30 days from the date of this prospectus supplement.

We and the selling shareholder have agreed to indemnify the underwriter against certain liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in that respect.

The underwriter may engage in stabilizing transactions, covering transactions or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover short positions.

These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither the selling shareholder nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither the selling shareholder nor the underwriter make representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus supplement and accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

European Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the securities that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than 43,000,000 and (3) an annual net turnover of more than 50,000,000, as shown in its last annual or consolidated accounts or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of securities described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive. For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for shares of our common stock, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the securities have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriter with a view to the final placement of the securities as contemplated in this prospectus supplement. Accordingly, no purchaser of the securities, other than the underwriter, is authorized to make any further offer of the securities on behalf of the sellers or the underwriter.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

CONFLICT OF INTERESTS

Credit Suisse Securities (USA) LLC performs certain financial advisory services from time to time for the selling shareholder for which it has received and may receive customary fees. A portion of the net proceeds from this offering will be used to repay a margin loan extended to the selling shareholder by Credit Suisse Securities (USA) LLC.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the shares in Canada is being made only on a private placement basis exempt from the requirement that we and the selling shareholder prepare and file a prospectus with the securities regulatory authorities in each province where trades of shares are made. Any resale of the shares in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares.

Representations of Purchasers

By purchasing shares in Canada and accepting a purchase confirmation a purchaser is representing to us and the selling shareholder and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the shares without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under Resale Restrictions, and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the shares to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us and the selling shareholder in the event that this prospectus supplement contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us and the selling shareholder. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling shareholder, will have no liability. In the case of an action for damages, we and the selling shareholder will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the selling shareholder may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares in their particular circumstances and about the eligibility of the shares for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

Certain legal matters will be passed upon for the Company and the selling shareholder by Kirkland & Ellis LLP, New York, New York, and the validity of the shares of common stock offered hereby will be passed upon by Hinckley, Allen & Snyder LLP. Certain legal matters will be passed upon for the underwriter by Latham & Watkins LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2009, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. This prospectus supplement incorporates by reference the documents and reports listed below (other than information furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

•

our Annual Report on Form 10-K/A (including the portions of our proxy statement for our 2010 annual meeting of shareholders incorporated by reference therein) for the fiscal year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010; and

•	our Current Reports on Form 8-K dated January 21, 2010, March 17, 2010, March 19, 2010, June 11, 2010, June 18, 2010, September 20, 2010 and October 21, 2010.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus supplement and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus supplement and the accompanying prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus supplement and the accompanying prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. Requests for such copies should be directed to Tutor Perini Corporation, Attn: Kenneth R. Burk, 15901 Olden Street, Sylmar, CA 91342, telephone 818-362-8391.

PROSPECTUS

8,586,257 Shares

Common Stock

This prospectus covers the resale of up to 8,586,257 shares of our common stock, par value $1.00 per share. The shares covered by this prospectus are currently outstanding shares owned by some of our shareholders. These shares were acquired by our shareholders in connection with the Company’s merger with Tutor-Saliba Corporation. We will not receive any proceeds from the sale of shares by our selling shareholders, but we will incur expenses in connection with this offering.

Our common stock is traded on the New York Stock Exchange under the symbol TPC. On September 9, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $19.97 per share.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling shareholders will offer or sell any of the shares. The selling shareholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling shareholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 7.

Investing in our common stock involves risks. See “Risk Factors” on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 10, 2009

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplements. We have not authorized anyone to provide you with different or additional information. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under which the selling shareholders may offer from time to time up to an aggregate of 8,586,257 shares of our common stock in one or more offerings. If required, each time a selling shareholder offers common stock, in addition to this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. You should read this prospectus and any prospectus supplement as well as additional information described under “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

The terms “Tutor Perini,” the “Company,” “we,” “us,” and “our” as used in this prospectus refer to Tutor Perini Corporation (f/k/a Perini Corporation) and its subsidiaries. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

All trademarks, tradenames and service names referred to in this prospectus or incorporated by reference into this prospectus are property of their respective owners.

OUR COMPANY

Because this is a summary, it does not contain all the information about us that may be important to you. You should read the more detailed information and the financial statements and related notes which are incorporated by reference in this prospectus.

Tutor Perini is a leading construction services company, based on revenues, as ranked by Engineering News-Record, or ENR, offering diversified general contracting and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large, complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing and HVAC.

Our business is conducted through three basic segments: building, civil, and management services. Our building segment, comprised of Perini Building Company, the building operations of Tutor-Saliba Corporation, James A. Cummings, Inc., Rudolph and Sletten, Inc., and Keating Building Corporation, focuses on large, complex projects in the hospitality and gaming, healthcare, municipal offices, sports and entertainment, education, transportation, corrections, biotech, pharmaceutical and high-tech markets, and electrical, mechanical, plumbing and HVAC services as a subcontractor to the Company and other general contractors. Our civil segment is comprised of Perini Civil Construction, the civil operations of Tutor-Saliba Corporation and Cherry Hill Construction, Inc., and focuses on public works construction primarily in the western, northeastern and mid-Atlantic United States, including the repair, replacement and reconstruction of the public infrastructure such as highways, bridges, mass transit systems and wastewater treatment facilities. Our management services segment, including the recently merged Tutor-Saliba Corporation operation in Guam, provides diversified construction and design-build services to the U.S. military and government agencies as well as to surety companies and multi-national corporations in the United States and overseas.

Business Segment Overview:

Building Segment

Our building segment has significant experience providing services to a number of specialized building markets, including the hospitality and gaming, healthcare, municipal offices, sports and entertainment, education, transportation, corrections, biotech, pharmaceutical and high-tech markets, and electrical, mechanical, plumbing and HVAC services. We believe our success within the building segment results from our proven ability to manage and perform large, complex projects with aggressive fast-track schedules, elaborate designs and advanced mechanical, electrical and life safety systems while providing accurate budgeting and strict quality control. Although price is a key competitive factor, we believe our strong reputation, long-standing customer relationships and significant level of repeat and referral business have enabled us to achieve our leading position.

We are a recognized leader in the hospitality and gaming market, specializing in the construction of high-end destination resorts and casinos and Native American developments. We work with hotel operators, Native American tribal councils, developers and architectural firms to provide diversified construction services to meet the challenges of new construction and renovation of hotel and resort properties. We believe that our reputation for completing projects on time is a significant competitive advantage in this market, as any delay in project completion may result in significant loss of revenues for the customer.

As a result of our reputation and track record, we have been awarded and are currently working on contracts for several marquee projects in the hospitality and gaming market in Las Vegas, including Project CityCenter for MGM MIRAGE, The Cosmopolitan Resort and Casino, the Wynn Encore Hotel and the Planet Hollywood Tower. We also have completed work on several other marquee projects in the hospitality and gaming market, including Paris Las Vegas, Mohegan Sun and the MGM Grand at Foxwoods resort expansion, both in Connecticut, the Morongo Casino Resort and Spa and the Pechanga Resort and Casino, both in California, the Seminole Hard Rock Hotels and Casinos in Florida, the Red Rock Casino Resort Spa, the Augustus Tower at Caesars Palace, the Trump International Hotel and Tower, all in Las Vegas, and the Gaylord National Resort and Convention Center in the Washington, DC area. In other end markets, we have constructed large, complex projects such as the Airport Parking Garage and Rental Car Facility in Ft. Lauderdale, FL; the Palm Beach International Airport Parking Garage in West Palm Beach, FL; the San Francisco International Airport reconstruction; the Florida International University Health and Life Sciences Building in Miami, FL; the Glendale Arena in Glendale, AZ; the Stanford University Cancer Center in Stanford, CA; the Johnson & Johnson Pharmaceutical R&D Expansion in La Jolla, CA; and the Kaiser Hospital and Medical Office Building in Santa Clara, CA.

In January 2003, the acquisition of James A. Cummings, Inc. expanded our presence in the southeastern region of the United States. Cummings specializes in the construction of schools, municipal buildings and commercial developments. In October 2005, we acquired Rudolph and Sletten, Inc., an established building contractor and construction management company based in Redwood City, California, to expand our presence on the west coast of the United States. Rudolph and Sletten, Inc. specializes in the construction of corporate campuses and healthcare, gaming, biotech, pharmaceutical and high-tech projects. In September 2008, we merged with Tutor-Saliba Corporation to further expand our presence in the western United States. Tutor-Saliba Corporation is an established building contractor specializing in the construction of hospitality and gaming projects, as well as both private and public works building projects, including transportation, healthcare, education and office building projects, primarily in Nevada and California. In January 2009, we completed our acquisition of Keating Building Corporation, which enabled us to expand our building construction market presence in the eastern half of the United States, including the northeast and mid-Atlantic regions. Keating has a history of successfully completed projects in the corporate campus, gaming, hospitality, education, pharmaceutical and institutional building construction markets.

Civil Segment

Our civil segment specializes in public works construction and the repair, replacement and reconstruction of infrastructure, primarily in the western, northeastern and mid-Atlantic United States. Our civil contracting services include construction and rehabilitation of highways, bridges, mass transit systems and wastewater treatment facilities. Our customers primarily award contracts through one of two methods: the traditional public “competitive bid” method, in which price is the major determining factor, or through a request for proposals where contracts are awarded based on a combination of technical capability and price. Traditionally, our customers require each contractor to pre-qualify for construction business by meeting criteria that include technical capabilities and financial strength. We believe that our financial strength and outstanding record of performance on challenging civil works projects enables us to pre-qualify for projects in situations where smaller, less diversified contractors are unable to meet the qualification requirements. We believe this is a competitive advantage that makes us an attractive partner on the largest infrastructure projects and prestigious DBOM (design-build-operate-maintain) contracts, which combine the nation’s top contractors with engineering firms, equipment manufacturers and project development consultants in a competitive bid selection process to execute highly sophisticated public works projects.

We believe the civil segment provides significant opportunities for growth. The U.S. government approved a multi-billion dollar economic stimulus package in 2009 which includes significant funding for civil construction, public healthcare and public education projects over the next several years. We have been active in civil construction since 1894 and believe we have developed a particular expertise in large, complex civil construction projects. We have completed or are currently working on some of the most significant civil construction projects in the northeastern United States. We have completed work on multiple portions of the Boston Central Artery/Tunnel project; New Jersey Light Rail Transit; the Richmond/San Rafael Bridge retrofit in California; the Alameda Corridor project in Southern California; rehabilitations of the Triborough, Williamsburg and Whitestone bridges in New York City and the Passaic River Bridge in New Jersey; Jamaica Station transportation center in New York; and sections of both the Brooklyn-Queens Expressway and the Long Island Expressway. We are currently working on rehabilitations of the Tappan Zee Bridge in Westchester County, New York, and the Route 9 bridge replacement in Peekskill, New York, along with work on the Harold Structures mass transit project in Queens, New York, and the construction of express toll lanes along I-95 in Maryland.

In January 2005, we acquired Cherry Hill Construction, Inc. to expand our presence in the mid-Atlantic and southeastern regions of the United States. Cherry Hill Construction, Inc. specializes in excavation, foundations, paving and construction of civil infrastructure. With the merger with Tutor-Saliba Corporation in September 2008, we significantly expanded our civil construction presence. Tutor-Saliba Corporation is an established civil construction contractor specializing in mass transit, airport and bridge projects in California.

Management Services Segment

Our management services segment provides diversified construction and design-build services to the U.S. military and government agencies as well as surety companies and multi-national corporations in the United States and overseas. We believe customers choose our services based on our ability to plan and execute rapid response assignments and multi-year contracts through our diversified construction and design-build abilities. In addition, we believe we have demonstrated consistently superior performance on competitively bid or negotiated multi-year, multi-trade, task order and ID/IQ (Indefinite Delivery/Indefinite Quantity) construction programs. We have been chosen by the federal government for significant projects related to defense and reconstruction projects in Iraq and Afghanistan. For example, we are currently working on several overhead coverage, housing, administrative, and transportation projects in Iraq. In addition, we completed work on the design and construction of four military bases in Afghanistan for the Afghan National Army.

We believe we are well positioned to capture additional management services projects that involve long-term contracts and provide a recurring source of revenues as the level of government expenditures for defense and homeland security has increased in response to the global threat of terrorism. For example, we have completed all work on a multi-year contract with the U.S. Department of State, Office of Overseas Buildings Operations, to perform design-build security upgrades at 27 U.S. embassies and consulates throughout the world. In addition, our proven abilities with federal government projects have enabled us to win contracts from private defense contractors who are executing projects for the federal government. For example, we have completed design and construction contracts with Raytheon Integrated Defense Systems for upgrades to radar facilities at Beale Air Force Base in California, the Cobra Dane Facility on Shemya Island, Alaska, and at a Royal Air Force facility in Fylingdales, England to meet the requirements of a new early warning radar system. Black Construction, one of our subsidiaries, is expected to generate a significant portion of its future revenues from the construction of facilities for the expansion of the United States military’s presence on the island of Guam.

We also provide diversified management services to surety companies and multi-national corporations. We are under agreement with a major North American surety company to provide rapid response, contract completion services. Upon notification from the surety of a contractor bond default, we provide management or general contracting services to fulfill the contractual and financial obligations of the surety.

We are a Massachusetts corporation. We were incorporated in 1918 as a successor to businesses that had been engaged in providing construction services since 1894. Our principal executive offices are located at 15901 Olden Street, Sylmar, CA 91342, and our telephone number is 818-362-8391.

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in the documents incorporated by reference in this prospectus, including the risks and uncertainties described in our consolidated financial statements and the notes to those financial statements and the risks and uncertainties described under the caption “Risk Factors” included in Part I, Item 1A of our Annual Report on Form10-K for the year ended December 31, 2008, which are incorporated by reference in this prospectus and which may be amended, supplemented or superseded from time to time by other documents we file with the Securities and Exchange Commission in the future (see “Incorporation by Reference”). The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and the information incorporated by reference herein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the current global financial crisis and significant deterioration in global economic conditions, which may cause or accelerate a number of other factors listed below; our ability to win new contracts and convert backlog into revenue; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to us; the ability to retain certain members of management; the ability to obtain surety bonds to secure our performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in international or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; actions taken or not taken by third parties, including our customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials; the effects of disruption from the merger with Tutor-Saliba Corporation making it more difficult to maintain relationships with employees, customers, other business partners or government entities; the ability to realize the expected synergies resulting from the merger with Tutor-Saliba Corporation in the amounts or in the timeframe anticipated and the ability to integrate Tutor-Saliba Corporation’s businesses into those of Tutor Perini in a timely and cost-efficient manner; an unsolicited offer by another company to acquire the assets or capital stock of Tutor Perini; the impact on the trading price of Tutor Perini common stock of resales in the public markets of shares of Tutor Perini common stock received by Tutor-Saliba Corporation shareholders in the merger; and the ability of Ronald N. Tutor to exert significant influence over corporate decisions as a result of his ownership of Tutor Perini common stock following the merger, his position as chairman and chief executive officer of the combined company and his right to designate up to two nominees for election as directors of Tutor Perini. Also see the information incorporated by reference under the heading “Risk Factors” on page 3. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SELLING SECURITY HOLDERS

The shares to be offered by the selling shareholders are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act to give the selling shareholders the opportunity to sell these shares publicly. The registration of these shares does not require that any of the shares be offered or sold by the selling shareholders. Certain of the selling shareholders are subject to resale restrictions on their shares (as described below under the heading “Summary of Resale Restrictions”) and as a result, are limited in the amount of shares they can sell at this time. Subject to these resale restrictions, the selling shareholders may from time to time offer and sell all or a portion of their shares indicated below in privately negotiated transactions or on the New York Stock Exchange or any other market on which our common stock may subsequently be listed.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best effort basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement. See “Plan of Distribution,” beginning on page 7. The selling shareholders and any agents or broker-dealers that participate with the selling shareholders in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

No estimate can be given as to the amount or percentage of our common stock that will be held by the selling shareholders after any sales made pursuant to this prospectus because the selling shareholders are not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling shareholders will sell all of the shares listed in this prospectus.

The following table sets forth information with respect to the beneficial ownership of our common stock held, as of August 19, 2009, by the selling shareholders and the number of shares being offered hereby and information with respect to shares to be beneficially owned by the selling shareholders after completion of this offering. The percentages in the following table reflect the shares beneficially owned by the selling shareholders as a percentage of the total number of shares of our common stock outstanding as of August 19, 2009.

Name	Shares Beneficially Owned Prior to the Offering(1)		Shares Offered Hereby Number	Shares Beneficially Owned After the Offering(2)
	Number	Percentage		Number	Percentage
Ronald N. Tutor(3)	22,256,155	45.86%	7,705,125	14,551,030	29.98%
James A. Frost(4)	258,536	*	229,861	28,675	*
William B. Sparks(5)	122,593	*	122,593	0	—
John D. Barrett(6)	76,620	*	76,620	0	—
Roger K. Sexton	76,620	*	76,620	0	—
David L. Randall(7)	79,270	*	76,620	2,650	*
Gerald W. Brown	76,620	*	76,620	0	—
Robert Stephen Lewis	38,310	*	38,310	0	—
Michael J. Kerchner(8)	41,260	*	38,310	2,950	*
James Foster	22,986	*	22,986	0	—
Leonard Kaae	22,986	*	22,986	0	—
Eric Carlin(9)	27,002	*	22,986	4,016	*
Mark S. Fishbach	15,324	*	15,324	0	—
Joseph A. Guglielmo	15,324	*	15,324	0	—
Thomas E. Anderson	15,324	*	15,324	0	—
John McSweeney	15,324	*	15,324	0	—
Mark Mamczarz	15,324	*	15,324	0	—

*	Denotes less than 1 percent.
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently excercisable or excercisable within 60 days (of August 21, 2009) are deemed outstanding. Shares subject to options, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Assumes that the selling shareholders dispose of all of the shares of common stock covered by this prospectus and do not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the selling shareholders will sell all or any portion of the shares covered by this prospectus.
(3)	Ronald N. Tutor is the chief executive officer and chairman of the board of directors of Tutor Perini. The number of shares beneficially owned by Mr. Tutor includes 20,572,900 shares held by Ronald N. Tutor Separate Property Trust and 1,533,255 shares held by Ronald N. Tutor 2006 QuickGRAT, both of which are trusts controlled by Mr. Tutor and parties to the Shareholders Agreement (defined below). Although this prospectus covers the registration of 7,705,125 shares held by two trusts controlled by Mr. Tutor, under the terms of the Shareholders Agreement, which we describe below under “Summary of Resale Restrictions,” absent certain circumstances, Mr. Tutor (including his two trusts) can sell no more than 6,631,846 shares prior to Septemeber 8, 2013. If Mr. Tutor (and the two trusts that he controls) sells all of the 6,631,846 shares that they are permitted to sell currently, Mr. Tutor will beneficially own 15,624,309 shares or approximately 32.19% of the issued and outstanding Company common stock, based on the number of shares outstanding as of August 19, 2009.
(4)	James A. Frost is an executive vice president of Tutor Perini and the chief executive officer of Tutor Perini’s civil group.
(5)	William B. Sparks is an executive vice president and the treasurer and corporate secretary of Tutor Perini.
(6)	John D. Barrett is the vice president, tax of Tutor Perini.
(7)	The number of shares beneficially owned by David L. Randall includes 2,650 shares held directly by Mr. Randall’s spouse.
(8)	The number of shares beneficially owned by Michael J. Kerchner includes 350 shares held jointly by Mr. Kerchner and his child.
(9)	The number of shares beneficially owned by Eric Carlin includes 4,016 shares held jointly by Mr. Carlin and his spouse.

Summary of Resale Restrictions

The shares to be offered hereby were acquired by the selling shareholders as consideration in connection with the Company’s merger with Tutor-Saliba Corporation. At the time of the merger, we entered into a shareholders agreement with all of the former shareholders of Tutor-Saliba Corporation (the “Shareholders Agreement”) pursuant to which we agreed to register shares of our common stock held by or issuable to the selling shareholders. Additionally, the selling shareholders who received their shares in the merger agreed to certain resale restrictions, as follows:

•

Prior to March 2009, none of the shareholders party to the Shareholders Agreement were permitted to transfer or dispose of the shares of Company common stock acquired pursuant to the merger other than to certain affiliated persons.

•

Following March 2009, Ronald N. Tutor, Ronald N. Tutor Separate Property Trust, Ronald N. Tutor 2006 QuickGRAT and any affiliate of the foregoing (collectively the “Tutor Group”) continue to be subject to a limitation on the number of shares they can sell. Specifically, the Tutor Group is not permitted to transfer shares of common stock unless after doing so the Tutor Group continues to collectively own at least 70% of the shares of Company common stock acquired by them pursuant to the merger, subject to certain exceptions we describe below. The Tutor Group acquired 22,106,155 shares pursuant to the merger, 7,705,125 of which are being registered by this prospectus. In order to continue to hold at least 70% of the shares acquired pursuant to the merger, the Tutor Group is not permitted to sell more than 6,631,846 shares prior to the earliest of (i) September 8, 2013, (ii) at such time that the Tutor Group collectively ceases to own 20% of the aggregate issued and outstanding shares of Company common stock or (iii) upon approval by a majority of the Company’s board of directors, excluding Mr. Tutor and the directors designated by him.

•

The limitation on the sale of shares by the Tutor Group lapses if Ronald N. Tutor’s employment with the Company is terminated without cause under the terms of Mr. Tutor’s employment agreement with the Company, except that transfers of Company common stock by the Tutor Group do not include a transfer of shares directly or indirectly equal to 15% of the total voting power of the Company to any person or group.

A tabular summary of the foregoing is included below:

Selling Stockholder	Total Shares Registered by this Prospectus		Shares Eligible for Resale Immediately	Shares Subject to Restrictions that Lapse no later than September 8, 2013
Ronald N. Tutor	7,705,125	(1)	6,631,846	1,073,279	(2)

(1)	Includes shares held by Ronald N. Tutor Separate Property Trust and Ronald N. Tutor 2006 QuickGRAT.
(2)	This number does not include 14,401,030 additional shares acquired by the Tutor Group pursuant to the merger, which are not being registered at this time but which will be eligible for resale no later than September 8, 2013. These additional shares may be registered at any time under the terms of the Shareholders Agreement.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling shareholders pursuant to this prospectus. However, we will pay the expenses of registration of all of the shares that are offered pursuant to this prospectus, including legal and accounting fees.

PLAN OF DISTRIBUTION

We are registering 8,586,257 shares of our common stock for possible sale by the selling shareholders. Unless the context otherwise requires, as used in this prospectus, “selling shareholders” includes the selling shareholders named in the table on page 5 and donees, pledgees, transferees or other successors-in-interest selling shares received from the selling shareholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus. Upon being notified by a selling shareholder that a donee, pledge, transferee or other successor-in-interest intends to sell more than 500 shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling shareholder.

The selling shareholders may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	on the New York Stock Exchange, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise.

The selling shareholders may sell the shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling shareholders and, at the time of the determination, may be higher or lower than the market price of our common stock on the New York Stock Exchange or any other exchange or market.

The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling shareholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. In connection with any particular offering pursuant to this shelf registration statement, an underwriter may engage in stabilizing transactions, short sales, syndicate covering transactions and penalty bids. The selling shareholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the selling shareholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act. Agents, underwriters, dealers or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

We and the selling shareholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act. Under the Shareholders Agreement, we have also agreed to pay the costs, expenses and fees of registering the shares of common stock.

We are not aware that any selling shareholders have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares. Upon our notification by the selling shareholders that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the selling shareholders;

•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

The selling shareholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling shareholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the selling shareholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

DESCRIPTION OF COMMON STOCK

Our Restated Articles of Organization, as amended, authorize the issuance of 75,000,000 shares of common stock, par value $1.00 per share. As of August 19, 2009, there were 48,531,482 shares of common stock outstanding. Holders of common stock are entitled to one vote per share on matters to be voted on by shareholders and are entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors in its discretion out of funds legally available therefor. Upon our liquidation or dissolution, the holders of common stock are entitled to receive pro rata all assets remaining available for distribution to shareholders after payment of all liabilities. The common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. With regard to the payment of dividends on the common stock, our revolving credit facility, as well as certain other agreements, provides for, among other things, maintaining minimum working capital and tangible net worth levels and limitations on indebtedness, all of which could impact our ability to pay dividends.

LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus will be passed upon by Hinckley Allen & Snyder LLP.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Filings. We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. For further information concerning the Securities and Exchange Commission’s Public Reference Room, you may call the Securities and Exchange Commission at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the Securities and Exchange Commission’s Internet address at www.sec.gov, or on our Internet address at www.perini.com.

Registration Statement. We have filed with the Securities and Exchange Commission a registration statement on Form S-3 with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement.

Incorporation by Reference. The Securities and Exchange Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

•

our Annual Report on Form 10-K (including the portions of our proxy statement for our 2009 annual meeting of shareholders incorporated by reference therein) for the fiscal year ended December 31, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

•	our Current Reports on Form 8-K dated January 15, 2009, February 20, 2009, March 26, 2009, June 1, 2009 and June 3, 2009; and

•	all our filings pursuant to the Exchange Act after the date of filing of the initial registration statement and prior to the effectiveness of the registration statement.

We also incorporate by reference the information contained in all other documents we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the Securities and Exchange Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. Requests for such copies should be directed to Tutor Perini Corporation, Attn: Kenneth R. Burk, 15901 Olden Street, Sylmar, CA 91342, telephone 818-362-8391.